Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. DECLARES

CASH DIVIDEND OF $0.10 PER SHARE

Fort Lauderdale, FL, August 27, 2013—Universal Insurance Holdings, Inc. (NYSE MKT: UVE) announced today that its board of directors declared a cash dividend of $0.10 per share of common stock to be paid on October 1, 2013 to shareholders of record on September 23, 2013. The $0.10 per share dividend includes the expected $0.08 per share third quarter dividend and an additional dividend of $0.02 per share. As previously announced, the board expects to declare a dividend of $0.08 per share in the fourth quarter of 2013. If declared and paid as intended, the annual dividend in 2013 would be $0.34 for each common share.

The declaration and payment of future dividends is subject to the board’s discretion and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, stated, “We are pleased to be in a position to pass on additional shareholder value through the payment of a higher than anticipated cash dividend this quarter, which reflects, in part, our strong second quarter operating results and a lower outstanding share count.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended June 30, 2013.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com